EXHIBIT 10H

May 17, 1995


Mr. Gordon Brown
1853 Winfield Drive
Lakewood, CO  80215


Dear Gordon:


Details of the specifications for the position of V.P. Supply Chain Management and Logistics which I plan to propose to our Board of Directors is outlined below. Prior to its finalization, I would schedule, in addition to the Management interviews, at least two interviews with members of our Board. The Board, primarily as a formality, but one which I put a high value on, will need to approve the compensation package outlined below, and while I would anticipate their enthusiastic approval, I like to have the input of a couple of key members before the fact.

The following outlines the compensation package for the position we discussed at General Housewares:

TITLE:              Corporate Vice President, Supply Chain Management and
Logistics

REPORTING
RELATIONSHIP:       Reports to the President and Chief Executive Officer of
General
                    Housewares Corp.

SCOPE OF
RESPONSIBILITY:     Management responsibility for supply chain and logistics
                    functions of the Company.


BASE SALARY:        $160,000 per year.

INCENTIVE
COMPENSATION:       Participate in corporate-wide incentive compensation plan
                    with top-end awards of 68% of base salary assuming corporate goals are met.*

                    For 1995, you will be included in the incentive compensation plan now in effect on a pro-rated basis. Assuming your start date is July 1, 1995, and the maximum goals were achieved, you would receive 68% of your salary earned from July 1, until December 31, 1995.

STOCK OPTIONS:      An option of 10,000 shares at the market value on your
                    date of employment will be granted by the Compensation
                    Committee of the Board of Directors.

RESTRICTED STOCK:   3,000 shares of restricted stock at no cost to you which
                    will vest 2/3 twelve months from your date of employment and 1/3 twelve months later.

LIFE INSURANCE:     Group Life and Accidental Death and Dismemberment
                    insurance coverage, both at 3 1/2 times your base salary, plus an additional $500,000 death benefit for Travel
                    Accident Coverage and a scheduled portion thereof for dismemberment.

LONG-TERM
DISABILITY:         Insured coverage for 60% of base salary up to a maximum of
                    $5,000 per month to age 65, effective six months after disability occurs. Yearly premiums to be paid by you.

MEDICAL PLAN/
DENTAL PLAN:        Between regular group and supplemental key management
                    plans, we pay 100% of medical and dental expenses for you and your eligible dependents. In your case, we will waive all prior condition restrictions regarding medical insurance for you and your dependents. If your present medical plan, or your spouses, cannot be extended either through COBRA or some other means, the Company will reimburse for private short-term health coverage until you are eligible for coverage under the Company Plan.


*         1995 Plan attached.

401K SAVINGS
PLAN: After one year of employment, you are eligible to join our 401K, matching contributions savings plan.

PENSION PLAN:       2% of salary and incentive compensation, for each year of
                    service, with the average of five highest consecutive calendar years in the last ten years of employment, up to a maximum of 25 years or 50% of salary, subject to IRS requirements. The GHC pension plan vests in five years.

                    For purposes of your pension calculation, each year of service will be credited to your pension at 1.4 years for both the vesting period and credited service.

MOVING EXPENSES:    The Company will pay 100% of all moving costs and up to
                    three months of interim personal living expenses associated with your move to Terre Haute. This includes personal commuting costs as well as housing in Terre Haute prior to your move.

AUTOMOBILE:         You are entitled to a car lease allowance of $575.00 per
                    month, to be applied in full or in part to a car of your choice. All maintenance expenses, replacement parts
                    (tires, etc.), gasoline and oil, and automobile insurance, are paid for by GHC.

CLUB MEMBERSHIPS:   You are entitled to initiation fees and dues to the
                    Country Club of Terre Haute and to the MVP Club in the Boston Connection.

SEVERANCE:          If we part company at any time during the first six months of your employment at GHC, you will be eligible for six


                    months of severance as well as any portion of management bonus accruing to officers of the Company. In the event that the Company decides to terminate your employment after six months, you would receive severance payments (as defined below) equalling your tenure at GHC, up to one full year. For example if we part company after seven months, you would receive seven months of severance; eight months, eight months, etc., up to a full year.

                    After one full year, the severance is capped at one year of salary and whatever portion of the management bonus is applicable.

                    Acceptance of this arrangement constitutes an agreement by you not to pursue further remedies against GHC in the event of your termination by the Company. You are also covered under our severance compensation plan which provides longer term severance in the event of certain circumstances related to a takeover of the Company. A copy of the present plan is attached.

EFFECTIVE DATE:     July 1, 1995.

Gordon, as I mentioned above, this offer is conditioned upon the approval of the GHC Board of Directors which, were you to accept, I would anticipate being granted.

Sincerely,

/s/ Paul A. Saxton


ACCEPTED:

/s/ Gordon H. Brown
Date